Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No.: 333-150101

PNM RESOURCES, INC.

9.25% SENIOR NOTES, SERIES A DUE 2015

Issuer:	PNM Resources, Inc.
Ratings:	Ba2/BB- (Moody’s/S&P)
Aggregate Principal Amount of Remarketed Notes and Underwritten Notes:	$350,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Trade Date:	May 9, 2008
Settlement Date:	May 16, 2008
Maturity Date:	May 15, 2015
Issue Price:	100.00% of principal amount
Coupon:	9.25%
Benchmark Treasury:	4.125% due May 15, 2015
Benchmark Treasury Yield:	3.77%
Spread to Benchmark Treasury:	588 basis points (5.88%)
Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2008
Redemption Provisions:	Not redeemable
Denominations:	$1,000 and integral multiples thereof
Underwriters (firm commitment):
Joint Bookrunners:	Banc of America Securities LLC Lehman Brothers Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated Wachovia Capital Markets, LLC
Co-managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities Inc. RBC Capital Markets Corporation Wedbush Morgan Securities Inc.
Qualified Independent Underwriter:	Deutsche Bank Securities Inc.
Remarketing Agents (reasonable efforts basis):

Banc of America Securities LLC

Lehman Brothers Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. Incorporated

Wachovia Capital Markets, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities Inc.

RBC Capital Markets Corporation

Wedbush Morgan Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Banc of America Securities LLC by calling 1-800-294-1322 or from Lehman Brothers Inc. by calling 1-888-603-5847.

Note: a securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.